EXHIBIT 10.8

OFFICE LEASE
AND ASSOCIATED RENEWALS
OF
PHYSICIANS HEALTHCARE MANAGEMENT GROUP, INC.

Physicians Healthcare Management Group, Inc.
700 S. Royal Poinciana Boulevard -- Suite 506
Miami, Florida 33166

February 1, 2007

Ms. Martha Casanueva
Airport Financial Centeer, Inc.
328 Crandon Boulevard, Suite 221C
Key Biscayne, FL 33149

Re:  Renewal of Office Lease, Suite 506, 700 S. Royal Poinciana Boulevard

Dear Ms. Casanueva:

In accordance with RENEWAL OPTION in the RIDER TO LEASE AGREEMENT, please accept this letter as Physicians Healthcare Management Group, Inc.’s confirmation to renew our lease for another term of 12 months beginning April 1, 2007 with an increase in rent of 4% from $2,634.66 to $2,740.05 plus sales tax.

Thank you for your consideration

/s/ Robert Trinka
Robert L. Trinka
Chairman & CEO

Physicians Healthcare Management Group, Inc.
700 S. Royal Poinciana Boulevard -- Suite 506
Miami, Florida 33166

January 18, 2008

Ms. Martha Casanueva
Airport Financial Center, Inc.
328 Crandon Boulevard
Suite 221C
Key Biscayne, FL 33149

Dear Ms. Casanueva,

Please accept this letter as Physicians Healthcare Management Group, Inc.’s confirmation to extend and renew our lease for a period of (1) year beginning April 1st, 2008.  We understand the base rent of $2,740.06 will increase by 4% to $2,849.66 plus sales tax.

Sincerely,

/s/ Fidel Rodriguez
Fidel Rodriguez
Chief Operations Officer
700 S. Royal Poinciana Boulevard
Suite 506
Miami, FL 33166

OFFICE BUILDING LEASE FACE PAGE

LEASE DATE:	As of the day of

LANDLORD:	AIRPORT FINANCIAL CENTER, INC.

LANDLORD ADDRESS:	320 CRANDON BLVD., SUITE 221C KEY BISCAYNE, FL 33149

TENANT:	Physicians Healthcare Management Group, Inc., an Illinois corporation.

TENANT'S ADDRESS:	700 S. Royal Poinciana Boulevard, Suite 506 Miami Springs, Florida 33166

BUILDING:	700 S. Royal Poinciana Boulevard Miami Springs, Florida 33166

LEASED PREMISES:	Suite No. 506

NET RENTABLE AREA:	1,600 sq. ft.

TENANT'S PROPORTIONATE SHARE OF TOTAL BUILDING:	1.51%

TENANT'S USE:	Executive offices

PARKING:	Two (2) assigned covered and two (2) unassigned covered

NAME TO BE USED BY TENANT:	Physicians Healthcare Management Group, Inc.

LEASE TERM:	One (1) Year

COMMENCEMENT DATE:	April 1, 2005 •

MINIMUM ANNUAL RENT FIRST YEAR:	Thirty thousand four hundred and 00/100 (US$30,400.00) plus Sales Tax, if any

MONTHLY RENT FIRST YEAR:	Two thousand five hundred thirty three and 33/100 (US$2,533.33) plus Sales Tax, if any SECURITY DEPOSIT

AND PREPAID RENT:	US$2,710.67 for First month's rent US$2,533.33 for Security deposit Total US$5,244.00

ANNUAL MINIMUM RENT ADJUSTMENTS:	Starting with the second year, if any, minimum annual rent will be increased by 4% per year.
BASE YEAR:	2005

TELEPHONE ROOM:
Physicians Healthcare Management Group, Inc. (PHMG) will have access to the telephone room belonging to the Realtors Association of Miami and the Beaches located on the fourth floor. PHMG will be allowed to keep their telephone equipment, and nothing more, in this room as long as they are tenants of the building.

THIS LEASE IS A LEGALLY BINDING DOCUMENT, PLEASE READ IT THOROUGHLY BEFORE YOU SIGN; THE ITEMS CONTAINED ON THIS FACE PAGE RELATE TO VARIOUS CONTENTS OF THIS LEASE. THERE ARE NO AGREEMENTS BETWEEN THE PARTIES UNLESS CONTAINED IN WRITING IN THIS LEASE.

OFFICE BUILDING LEASE AGREEMENT

THIS LEASE AGREEMENT ("Lease") is executed as of the  24 day of March 2005 between. the Landlord ("Landlord" or "Lessor") and Tenant ("Tenant" or "Lessee") as described on the Face Page of this Lease.

1.           LEASED PREMISES. Subject to the terms and conditions hereinafter set forth, and in consideration of the duties, covenants and obligations contained in this Lease, Landlord does hereby lease, demise and rent to Tenant and Tenant does hereby lease, demise and take from Landlord the Premises outlined on the sketch attached hereto as Exhibit "A" and incorporated herein by reference (hereinafter referred to as "Leased Premises" or "Premises"), which Premises consist of certain Net Rentable Area as indicated on the Face Page of this Lease, situated in the Building indicated on the Face Page (hereinafter referred to as the "Building"). The Net Rentable Area of the Leased Premises has been conclusively determined by the parties as the Net Rentable Area set forth on the Face Page hereof, inclusive of a common area factor of fifteen (15%) percent.

2.           TERM; POSSESSION; COMMENCEMENT DATE; USE. Landlord hereby leases and Tenant hereby rents the Premises for the period from the Commencement Date, as set forth on the Face Page of this Lease, unless sooner terminated in accordance with the terms of this Lease. The Commencement Date of this Lease shall be the earlier of: (i) the date upon which Landlord notifies Tenant that Landlord has substantially completed the Landlord's Work, if any, as forth in an Exhibit attached hereto (if no exhibit is attached then no Landlord Work is required), and that Tenant's keys are available for pick up at Landlord's address; or (ii) the date Tenant actually takes possession of the Premises; or (iii) the Commencement Date set forth on the Face Page. If the actual Commencement Date is a date other than as set forth on the Face Page, within fifteen (15) days following the Commencement Date of this Lease, the parties shall execute a supplement to this Lease prepared by Landlord, which shall confirm the definite date of the beginning and the end of the term of this Lease.

3.           RENT The Minimum Annual Rent set forth on the Face Page of this Lease shall be payable by Tenant plus all applicable sales, use or similar tax, in equal monthly installments ("Monthly Rent") as set forth on the Face Page of this Lease, due in advance on the first day of each calendar month and payable to Landlord at Landlord's address. During the term of this Lease, Tenant agrees to pay Landlord rent as and when required hereunder, without deductions or setoffs and without prior demand therefore. Without limiting the rights of Landlord, any rent or other payment not made within five (5) days of the date said payment is due shall require payment of a ten percent (10%) late charge computed on the amount due.

The Minimum Annual Rent shall be adjusted annually for each Lease Year (as hereafter defined) during the term hereof beginning with the first day of the second Lease Year, to reflect any changes in the Index now known as "United States Bureau of Labor Statistics, Revised Consumer Price Index for All Urban Consumer (U.S. City Average 1982-1984 = 100)" (hereafter referred to as the "Index"), provided however, that the amount payable by Lessee under this Lease as Minimum Annual Rent for any lease Year shall not be less than the previous Lease Year's Minimum Annual Rent. Such adjustment shall be accomplished by multiplying the Minimum Annual Rent applicable to the Lease Year immediately preceding the new Lease Year by a fraction, the numerator of which shall be the Index for the month prior to the Lease Year for which such annual adjustment is to be made, and the denominator of which fraction shall be the Index for the same calendar month immediately preceding the Commencement Date of this Lease. The adjusted Monthly Rent shall be determined by dividing the adjusted Minimum Annual Rent by twelve (12). If the Index shall be discontinued, Landlord shall designate a reasonably comparable successor Index or other formula for adjustment of Minimum Annual Rent.

Landlord shall notify Tenant of the adjusted Minimum Annual Rent and Monthly Rent as soon after the commencement of the new Lease Year as possible Tenant agrees to pay the adjusted Minimum Annual Rent in monthly installments during every month of the Lease Year for which the adjustment is applicable. In the event the rent adjustment cannot be determined by Landlord prior to the commencement of any new Lease Year, Tenant shall continue to pay the previous Lease Year's Minimum Annual Rent until Landlord can determine the adjustment, if any. Tenant shall pay the amount of the unpaid rent adjustment for such unadjusted monthly periods within five (5) days after written notice from Landlord.

The first "Lease Yea” shall mean the period beginning on the first day of the month of the Commencement Date and expiring on the last day of the twelfth full calendar month thereafter. Any subsequent "Lease Year" shall mean a period of twelve (12) calendar months commencing on the first day of the month following the expiration of the first "Lease Year" or the applicable anniversary thereof.

4.           COMMON AREAS. All areas, space, equipment, and special services provided by the Landlord for the common use of and benefit of the occupants of the Building, their employees, agents, customers and invitees, including without limiting the foregoing, exterior Building surfaces, support structure and roof of the Building, parking areas, driveways, truckways, delivery passages, loading docks, sidewalks, ramps, open and enclosed courts, landscaped and planted areas, Building signs, exterior stairways, retaining walls, restrooms not located within the Premises of any tenant and other areas of improvements provided by Landlord for the common use of Landlord and tenants and their respective employees and invitees, shall be deemed "Common Areas", and shall be subject to •the exclusive control and management of Landlord. Landlord shall have the right to construct, maintain and operate lighting and other facilities on all of said areas and improvements; to police the same (at Landlord's sole discretion); to change the area, level, location and arrangement of parking areas and other facilities; to restrict parking by Tenant, its officers, agents, and employees, to close all or any portion of said areas or facilities to such extent as may be legally sufficient to prevent a dedication thereof or the accrual of any right to any person or the public therein; to close temporarily all or any portion of the parking areas or facilities to discourage non-customer or non-Tenant parking. Landlord shall operate and maintain the Common Areas in such a manner as Landlord in its discretion shall determine, and Landlord shall have full right and authority to employ and discharge all personnel with respect thereto. Tenant agrees to comply with all rules and regulations which may from time to time be promulgated by Landlord with respect to the operation and use of the Common Areas and the use and occupancy of the Premises. Landlord shall not be liable in damages or otherwise for any failure or interruption of any Common Area services being furnished the Building unless due to the gross negligence of Landlord, and no such failure or interruption shall entitle Tenant to terminate this Lease.

Notwithstanding anything herein to the contrary, Landlord shall not be obligated to provide any type of security in or about the Leased Premises or the Building for Tenant, its customers, guests, contractors, concessionaires, agents, lessees or invitees, nor guarantee the safety or security of Tenant, its customers, guests, contractors, concessionaires, agents, lessees or invitees, and should Landlord be made a party to any litigation commenced as a result of Landlord's alleged failure to provide security for Tenant, its customer, guests, contractors, concessionaires, agents, lessees or invitees, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and attorney's fees incurred or paid by Landlord in connection with such litigation.

5.           ADDITIONAL RENT;

(a)           In addition to Minimum Annual Rent, commencing in 2O06         Tenant
shall pay to Landlord as additional sums due under this Lease ("Additional Rent") "Tenant's proportionate share" of "Taxes" and "Operating Expenses" (over and above the amount of Taxes and Operating Expenses incurred in the Base Year)• As used in this Lease the following terms have the following meanings;

(i)           "Tenant's proportionate share" means the percentage which the Net Rentable Area leased by the Tenant in the Building bears to the total Net Rentable area contained in the Building, and is conclusively acknowledged by the parties to be equal to the figure set forth on the Face Page of this Lease;

(ii)           "Taxes" means all impositions, taxes, assessments (special or otherwise), water and sewer charges and rents, (but not those included in Operating Expenses), impact fees and other governmental liens or charges of any and every kind, nature and sort whatsoever, ordinary and extraordinary, general and special, foreseen and unforeseen, and substitutes therefore, including all taxes whatsoever, and each and every installment thereof, including any interest or charges on amounts which may be or are paid in installments, and all costs incurred by Landlord in contesting or negotiating such amounts with any governmental or regulatory authority, attributable in any manner to the Building, the Common Areas, or the rents (however the term may be defined) receivable from all or any part of the Building or any use of same, or any facility or personal property located therein or thereon, or any charge or other payment required to be paid to any governmental authority, whether or not any of the foregoing shall be designated "real estate tax", "sales tax", "rental tax", "excise tax", "business tax", intangible personal property tax or designated in any other manner; nothing in this paragraph shall be construed to include as a tax which shall be the basis of "Taxes" any inheritance, estate, succession, transfer or gift taxes imposed upon Landlord or any income taxes specifically payable by Landlord as a separate taxpaying entity without regard to Landlord's income source (irrespective of whether differing tax rates are applicable to different types of income) as arising from or out of the Building or Common Areas or both of them, or any tax payable by Tenant pursuant to any other provisions of this Lease, or any tax assessed to and payable directly by any other tenant or occupant of other Net Rentable area in the Building; [provided, however, that the calculation of the amount of payments under this subsection shall not be diminished by the nonassessment of any Tax assessment in a year subsequent to the Base Year which was assessed and included in the

Base Year, but such assessment, as to any year in which it is not assessed and included, shall also not be included in Base year computations; also provided, however, that if at any time after the date of this Lease the methods of taxation shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes now levied, assessed or imposed on leasehold, fee or the interests in real estate as such, there shall be levied, assessed or imposed (a) a tax on the rents received from such real estate, or (b) a license fee measured by the rents receivable by Landlord from all or any part of the Building, or (c) a tax or license fee imposed upon Landlord which is otherwise measured by or based in whole or part upon all or any part of the Building, or (d) an income or franchise tax, then such tax or fee shall be included in the computation of 'Taxes° under this Lease, computed as if the amount of such tax or fee so payable were that due if the Building were the only property of Landlord subject to this tax or fee, [an equitable adjustment shall be made in Base Year computations]

(iii)           Notwithstanding anything to the contrary contained in the Lease, Tenant's payment of Additional Rent shall not be adversely affected by (a) the incurring of attorneys' fees for seeking or obtaining a reduction in Taxes for the Base Year, or (b) Landlord's payment of Taxes with inconsistent discounts or adjustments from year to year.

(iv)           "Operating Expenses" means all expenses, costs and disbursements, of every kind and nature, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, maintenance and/or operation of the Building, the Common Areas, and the personal property of the Landlord used in the operation of the Building and Common Areas, as determined in accordance with generally accepted accounting principles, which are properly chargeable to the operation of the Building and Common Areas, which will not include the cost of individual tenant improvements; by way of explanation and clarification, but not by way of limitation, these Operating Expenses will include the following;

(A)           wages and salaries of all employees engaged in the operation, maintenance, and security of the Building and Common Areas, employer's social security taxes, unemployment taxes, insurance and any other taxes which may be levied on such wages and salaries, the cost of disability and hospitalization insurance which is reasonable and customary in the industry for similar projects, pension or retirement benefits, and any other fringe benefits for such employees; if an employee is engaged in work in addition to that work which is described in this Subsection (A), then such employee's salary and wages will be approximately and equitably apportioned between the work related to the Building and Common Areas and the other work;
(B)           all supplies and materials used in operation and maintenance of the Building and Common Areas;

(C)           cost, as billed or charged by the vendor thereof, of all utilities, including water, sewer, electricity, gas and fuel oil (but not those included in Taxes) used by the Building and Common Areas, and not separately charged to a tenant or otherwise reimbursed to Landlord (less any sums allocable to tenants for overtime or other use of utilities such as heating and air conditioning);

(D)           cost of Building and Common Areas management, janitorial services, security, accounting and legal services, trash and garbage removal, servicing, repairs and maintenance of the Building, Common Areas and all systems and equipment including, but not limited to root structure, asphalt and striping, elevators, plumbing, heating, air conditioning, ventilating, lighting, electrical, security and fire alarms or systems, fire pumps, fire extinguishers and hose cabinets, mail chutes, painting, window cleaning, landscaping, gardening and building guard service, but not guards for the benefit of any individual tenant; further, no other, tenant shall be exempt from the payment of all or any costs of guard services for all or any part of the Building and Common Areas and if any tenant is so exempt then Tenant's Additional Rent shall be adjusted so that it pays no more than it would have if such other tenant(s) paid all of their share of such costs;

(E)           cost of casualty, liability, windstorm, flood, business income and other insurance related to the Building, Common Areas and their operation and maintenance;

(F)           all taxes and assessments and governmental charges and fees (including, without limitation, any occupancy, gross receipts or rental taxes paid by Landlord, but not income or any other tax imposes or measured by Landlord's income or profits unless such tax is in lieu of real estate taxes or sales taxes) other than those described in Subsection 5(a)(ii) above;

(G)           amortization, with interest at then-prevailing rates, of all capital expenditures made by Landlord with respect to the Building or Common Areas, based upon their estimated useful life as determined by Landlord

(b)           Landlord will maintain accounting books and records reflecting the Taxes and Operating Expenses on the accrual basis of accounting and in accordance with generally accepted accounting principles, consistently applied. Landlord shall furnish to Tenant, upon Tenant's request for them, copies of all assessments, notices and bills related to any Taxes for which Tenant may have an obligation to pay its proportionate share.

(c)           Landlord shall have the right to notify Tenant within sixty (60) days after the end of each calendar year during the Lease Term, or as soon thereafter as, the necessary information can be secured, of the amount which Landlord estimates (as evidenced by budgets prepared by or on behalf of Landlord) will be the amount of Tenant's proportionate share of increases in Taxes and Operating Expenses for the then-current calendar year; if Landlord so notifies Tenant, then Tenant shall pay such sum in advance to Landlord in equal monthly installments, during the balance of said calendar year, on the first day of each remaining month in said calendar year commencing on the first day of the first month following Tenant's receipt of such notification. Within one hundred twenty (120) days following the end of each calendar during the term of this Lease, Landlord shall submit to Tenant a statement showing the actual amount which should have been paid by Tenant with respect to Taxes and Operating Expenses for the past calendar year, the amount of those expenses actually paid during that year by Tenant and the amount of the resulting balance due on those expenses, or overpayment of them, as the case may be. Within fifteen (15) days after receipt by Tenant of said statement, tenant or Tenant's authorized representative shall have the right in person to inspect that portion of Landlord's books and records, at Landlord's office, during normal business hours, after four () days prior written notice, showing the Taxes and Operating Expenses for the Building for the calendar year covered by said statement. Said statement shall become final and conclusive between the parties, their successors and assigns as to the matters set forth in it unless Landlord receives written objections with respect to the statement within said fifteen (15) day period. Any balance shown to be due pursuant to said statement shall be paid by Tenant to Landlord within ten (10) days following Tenant's receipt of the statement and any overpayment shall be immediately credited against Tenant's obligation to pay expected Additional Rent in connection with anticipated Taxes and Operating Expenses or, if by reason of any termination of the Lease no such future obligation exits, shall be refunded to Tenant Anything in this Lease to the contrary notwithstanding, Tenant shall not delay or withhold payment of any balance of Additional Rent owned pursuant to a statement rendered by Landlord to Tenant, pursuant to the terms of this Lease, because of any objection which Tenant may raise with respect to the statement and Landlord shall immediately credit any overpayment found to be owing to Tenant against Tenant's proportionate share of Taxes and Operating Expenses for the then current calendar year (and future calendar years, if necessary) upon the resolution of said objection or, if at the time of the resolution of said objection no Additional Rent shall be due for six (6) months or the Lease Term has expired, shall immediately refund to Tenant any overpayment found to be owing to Tenant.

(d)           In determining the amount of Operating Expenses, for the purposes of this section, for [Base Year and each calendar year during the Lease Term if less than ninety-five percent (95%) of the rentable area in the Building shall have been occupied by tenants and fully used by them, at any time during such year, Operating Expenses for such year shall be determined to be an amount equal to the operating expenses which would normally be expected to be incurred had such occupancy been ninety-five percent (95%) and had such full utilization been made during the entire period.

(e)           Additional Rent due by reason of the provisions of Subsection (a) for the final months of this Lease is due and payable even though it may not be calculated until subsequent to the termination date of the Lease; the Operating Expenses and Taxes for the calendar year during which this Lease terminates shall be prorated according to that portion of said calendar year that this Lease shall have actually been in effect.

(f)           Failure of Landlord to furnish in a timely manner a statement of actual Operating Expenses or to give notice of an adjustment to Minimum Annual Rent under this Paragraph 5 shall not prejudice or act as a waiver of Landlord's right to furnish such statement or to give such notice at a subsequent time or to collect any adjustment to the Additional Rent for any preceding period.

(g)           Notwithstanding anything in this Lease to the contrary, Tenant shall have no obligation to pay the Additional Rent for Taxes or Operating Expenses for the first Lease Year.

(h)           The additional rent shall be adjusted annually for each Lease Year during the term hereof, beginning with the first day of the second Lease Year, to reflect any changes in the Index now Known as "United States Bureau of Labor Statistics, Revised Consumer Price Index for all Urban Consumers (U.S. City average 1982 - 1984 100)" (Thereafter referred to as the "Index", provided, however, that the amount payable by Lessee under this Lease as additional rent for any Lease Year shall not be less than the previous Lease Years' additional rent. Such adjustment shall be accomplished by multiplying the additional tent applicable to the Lease Year immediately preceding the new Lease Year by a fraction, the numerator of which shall be the index for the month prior to the Lease Year for which such annual adjustment: is to be made, and denominator which fraction shall be the index for the same calendar month immediately preceding the anniversary of the Lease. The adjusted additional rent shall be determined by dividing the additional rent by twelve (12).

(i)           CONDITION OF THE PREMISES. The Premises are accepted by Tenant in AS IS condition, except to the extent provided in an Addendum or an Exhibit attached to this Lease, if any, which provides for completion of Landlord Work or Tenant Work, if applicable. Tenant agrees that it will not make alterations, improvements or additions to the Premises during the term of this Lease without first obtaining the written consent of Landlord. Tenant will not cut or thin into, or secure any fixture, apparatus or equipment of any kind to any part of the Leased Premises without the prior written consent of Landlord. Tenant shall not exhibit, inscribe, paint or affix any sign, advertisement, notice or other lettering on any part of the outside of the Leased Premises or of the Building, or inside the Leased Premises if visible from the outside without first obtaining Landlord's prior, written approval thereof, and Tenant further agrees to maintain each and every such sign or lettering in good condition, working order, and repair at all times. Tenant shall, with respect to all signs, lettering and the like, submit in writing to Landlord for its approval the name of the person, firms, or entity proposed by Tenant to contract with Tenant for the manufacture and installation of the same. Tenant agrees that it will have such a sign prepared and installed at Tenant's expense in the location and having such dimensions and coloring as Landlord specified.

Tenant shall supply Landlord with three (3) complete sets of plans for all such alterations, improvements or additions. Unless otherwise agreed to in writing by Landlord, the cost of any and all alterations, improvements and additions made to the Premises shall be the sole responsibility of the Tenant. Landlord shall not be required to perform any maintenance or make any repairs or improvements of any kind upon the Leased Premises.

Tenant hereby agrees to maintain, at its expense, the Leased Premises in the same condition, order and repair as they are on the Commencement Date of this Lease, and if improvements are made pursuant hereto, then in the same condition, order and repair as they are upon completion of said improvements, excepting reasonable wear and tear by Tenant Tenant's obligation to maintain and make necessary repairs to the Premises shall include, but not be limited to, the interior of the Leased Premises and the fixtures and equipment therein and appurtenances thereto, including the exterior and interior windows, including storefront windows, doors and entrances, signs, floor coverings, interior wall columns and partitions, lighting, hearing, plumbing, sewage facilities and air conditioning and heating equipment. All parts of the interior of the Leased Premises shall be periodically painted or otherwise decorated by Tenant so that same shall continually be maintained in a "first class" condition. All fixtures installed by Tenant shall be new or completely reconditioned. The maintenance of the whole of the Lease Premises, including without limitation the operation and maintenance of all electrical equipment, heating, ventilating and air conditioning systems and all other services and utilities service to the Leased Premises, shall be the sole responsibility of the Tenant at the Tenants sole expense.

Landlord will maintain the structural components of the Building (which only include the foundation, structural weight bearing exterior walls and party wails, roof, water, sewer and electric lines from the exterior of the Building to the public right of ways and easements).

[In] the event Landlord is required to make exterior or structural repairs by reason of Tenant's negligent acts or omissions, the Landlord shall have the right, but not the obligation, to make such repairs on behalf of and for the account of Tenant. In such event, such work shall be paid for by Tenant as Additional Rent promptly upon receipt of a bill therefore.

7.           USE AND OPERATION OF BUSINESS. Tenant shall use and occupy the Leased Premises solely and exclusively for the conduct of Tenant's Business (as defined on the Face Page of this Lease) and solely and exclusively under the Name (as defined on the Face Page of this Lease) and for no other purposes. Tenant acknowledges that Landlord has leased or may, in Landlord's sole discretion, lease on various terms and conditions other space(s) in the Building to such businesses as Landlord may elect, some of which businesses may or will be in similar or directly competitive businesses as Tenant, and that Landlord has made no written or oral promises or representations to Tenant of any nature whatsoever, directly or indirectly, with respect to any such matters except as may be specifically and expressly set forth in this Lease.

Tenant shall: (i) Keep the Leased Premises and interior portions of windows, doors and all other glass in a clean and safe condition; (ii) Not place any excessive loads upon the floors of the Premises without advance written consent of Landlord; (iii) Conduct its business in the Leased Premises during normal business hours in accordance with all applicable governmental laws, ordinances, rules and regulations; (iv) Hold Landlord harmless from penalties, fines, costs, expenses or damages resulting from Tenant's failure to do so; (v) Immediately give to Landlord notice of any accident, fire or damage occurring on or to the Leased Premises; (vi) Install such fire extinguishers and other safety equipment as law may require; (vii) Comply with all requirements imposed from time to time by Landlord and Tenant's insurance companies including but not limited to not storing, keeping or otherwise placing flammable materials, liquids or property at or around the Building; and (viii) Immediately dispose of any food or food derivative or other materials or products which may decompose or create a nuisance or obnoxious odors, at Tenants sole expense and shall not allow same to remain at or around the Building.

Tenant covenants and agrees that it will not cause any contamination of the Building and that it will conduct all of its operations in strict accordance with all applicable laws rules and regulations and particularly those regarding hazardous and toxic substances. Tenant agrees to indemnify and save harmless the Landlord against all expenses, damages and liabilities, including court costs and reasonable attorneys' fees, which Landlord may incur as a result of the violation by Tenant of this Paragraph.

B. UTILITIES. Tenant agrees that it will pay all charges for natural gas, electricity, other illumination, oil, water and sewer service charges and other utilities used on the Leased Premises in excess of the usual and customary usage for similar businesses of similar size in similar locations.

9.           INSURANCE INDEMNITY. Tenant shall carry, during the term hereof, general public liability insurance with a carrier and with policy limits reasonably satisfactory to Landlord, but which initially shall not be less than One Million Dollars ($1,000,000.00) in respect of bodily injury and death and Five Hundred Thousand Dollars ($500,000.00) for property damage.

Tenant shall at all times during the term hereof also maintain, at its own expense, fire, windstorm and such other peril insurance with extended coverage in said companies acceptable to Landlord, with respect to Tenant's interior improvements and installations. Said policies shall name the Landlord as additional insured, as its interests may appear, and shall provide that same shall not be cancelled except after thirty (30) days prior written notice to Landlord. Tenant shall provide Landlord with proof of such insurance coverage prior to the Commencement Date of this Lease and Immediately upon the renewal or change in any policy provided hereunder. Tenant shall also obtain plate glass insurance for the Premises. Any insurance for Tenant improvements and the contents of the Leased Premises shall be the responsibility of Tenant.

In the event the use to which the Premises occupied by Tenant is put results in an increase in the insurance rates then Tenant shall pay to the Landlord, as premiums are paid by Landlord, amounts equal to the increase caused by Tenant's use with respect to any policy (or policies) of insurance which may be purchased by Landlord.

Tenant agrees that Tenant will at all times indemnify and hold Landlord harmless from any and all claims, actions, losses, damages, liabilities and expenses, including attorneys' fees and court costs incurred by Landlord, which may arise or be claimed against Landlord and be in favor of any person, firm or corporation for any injuries or damages to the person or property of any person, firm or corporation consequent upon or arising from the use or occupancy of the Leased Premises by Tenant (including all activities relating to any improvements made by Tenant) or consequent upon or arising from any acts, omissions, neglect or fault of Tenant, his agents, servants, employees, licensees, customers or invitees, or consequent upon or arising from Tenant's failure to comply with any laws, statutes, ordinances or regulations.

Landlord shall not be liable for injury or damage which may be sustained to the person, goods, wares, merchandise or property of Tenant, its employees, invitees or customers or any other person in or about the Leased Premises caused or resulting from fire, steam, electricity, gas, water or rain, which may leak or flow from or into any part of the Leased Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, whether the damage or injury results from conditions arising upon the Leased Premises or upon other portions of the Building of which the Leased Premises are a part. Landlord shall not be liable to Tenant or any third party for any damages arising from any act or neglect of any other tenant of the Building.

10.           SUBROGATION. As long as their respective insurers so permit, Landlord and Tenant hereby mutually waive their respective rights of recovery against each other to the extent any loss is fully insured against under fire, extended coverage and other property insurance policies existing for the benefit of the respective parties. Each party shall obtain any special endorsements, if required by their insurer, to evidence compliance with the aforementioned waiver.

11.           RELATIONSHIP OF PARTIES. Landlord shall in no event be construed or deemed to be a partner or engaged in a joint venture with, or an associate of, Tenant in the conduct of its business and Landlord shall not be liable for any debts or other liabilities of any kind incurred by Tenant in the conduct of its business or otherwise. The relationship of the parties during the term of this Lease shall at all times be solely that of Landlord and Tenant.

12.           SERVICES. Except as otherwise provided herein, Landlord will furnish the following services to Tenant:

(a)           Elevator Service for the Building, if applicable, electrical current for lighting, incidentals, and normal office use, and water at those points of supply provided for general use of its tenants at all times and on all days throughout the year.

(b)           Heat and air conditioning on Monday through Friday from 8:30 A.M. to 6:00 P.M., and 8:30 A.M. to 12:00 P.M. Saturday (additional hours will be billed at $25.00/hr.), except on Christmas Day, Memorial Day, Labor Day, Thanksgiving Day, Fourth of July and New Year's Day. No electric current shall be used except that furnished or approved by Landlord, nor shall electric cable or wire be brought into the Leased Premises, except upon the written consent and approval of the Landlord. Tenant shall use only office machines and equipment that operate on the Building's standard electric circuits, but which in no event shall overload the Building's standard electric circuits from which the Tenant obtains electric current. Any consumption of electric current in excess of that considered by Landlord to be usual, normal and customary for all tenants, or which requires special circuits or equipment (the installation of which shall be at Tenant's expense after approval in writing by the Landlord), shall be paid for by the Tenant as additional rent paid to the Landlord in an amount to be determined by Landlord, based upon Landlord's estimated cost of such excess electric current consumption or based upon the actual cost thereof if such excess electric current consumption is separately metered. Overtime air-conditioning and heating use by Tenant shall be invoiced as additional rent to Tenant at the rate of $25.00 per hour (without prorating for fractions of an hour). Such hourly rate shall be applicable during the First Lease Year. For each Lease Year thereafter, on the anniversary date of the Commencement Date, the overtime charge shall be increased (but not reduced) by the percentage amount (if increase in utility rates charged by Florida Power & Light Company as compared to the rates which were in effect as of the Commencement Date. It is acknowledged that overtime air conditioning and heating services will he supplied by Landlord solely as a courtesy and convenience to Tenant, and Landlord shall bear no responsibility or liability of any nature whatsoever under any circumstances for any failure to supply such overtime services for any reason whatsoever, including any act or omission of Landlord, its employees or agents.

13.           DEFAULT: LANDLORD'S REMEDIES. All rights and remedies of the Landlord herein shall be cumulative, and none shall exclude another or any other right or remedy provided by law:

(a)           If Tenant shall become bankrupt or insolvent or unable to pay its debts as such become due, or file any debtor proceedings or if Tenant shall take or have taken against it in any court pursuant to any statute either of the United States or of any state, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant's property, or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement for the benefit of creditors, then Tenant shall be in default hereunder and this Lease shall, at the option of Landlord, terminate and Landlord, in addition to any other rights or remedies it may have, shall, to the extent permitted by law, have the immediate right of reentry and may remove all persons and property from the Leased Premises and such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby.

(b)           If the Tenant defaults in the payment of rent more than for a period of 10 days, or if Tenant defaults for a period of more than 30 days for a non monetary default, or such longer time as may be required if cure cannot be effected in 30 days but Tenant has commenced a cure or is diligently pursuing the cure or in the prompt and full performance of any provision of this Lease, or if the leasehold interest or the Tenant's business or fixtures are levied upon under execution or attached by process of law, or the Tenant abandons the Premises, or if Tenant at any time fails to open for business for a period of more than ten (10) consecutive business days, then and in any of such events, the Landlord may, if the Landlord so elects, forthwith terminate this Lease and the Tenant's right to possession of the Leased Premises or terminate only Tenant's right to possession hereunder,

(c)           If Tenant defaults in any of its obligations described in (b) above, and hereunder, Landlord shall have the right, at its option, to declare the present value of all rents for the entire remaining term immediately due and payable, but without regard to whether or not possession shall have been surrendered or taken by Landlord, who may recover judgment therefore.

(d)           Upon any default under this Lease or a termination of this Lease, whether by lapse of time or otherwise, the Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to the Landlord, and Tenant hereby grants to the Landlord full and free license to enter into and upon the Premises in such event and to expel or remove the Tenant and any others who may be occupying the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without relinquishing the Landlord's rights to rent or any other right given to Landlord hereunder or by operation of law. The Tenant expressly waives the service of any demand for the payment of rent or for possession and the service of any notice of the Landlord's election to terminate this Lease or to reenter the Premises. If Landlord is required to store any of Tenant's property, Tenant shall be liable for all storage and any related moving costs.

(e)           The Landlord may, in the event of default by Tenant in the payment of any rent or additional rent herein reserved, or in the performance of any term, covenant or condition herein contained to be kept or performed by Tenant, enter upon the Premises and remove any and all furniture and personal property whatsoever situated upon the Premises. Any and all property which may be removed from the Premises by the Landlord pursuant to the authority of this Lease or of law, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to the Landlord, upon demand, all expenses incurred in such removal and all storage charges against such property so long as the same shall be in the Landlord's possession or under Landlord's control. Landlord may place such property in storage for the account of; and at the expense of Tenant, and if Tenant fails to pay the cost of storing such property after it has been stored for a period of ninety (90) days or more, Landlord may sell any or all of such property. In the event the use to which the Premises occupied by Tenant is put results in an increase in the insurance rates, then Tenant shall pay to the Landlord, as premiums are paid by Landlord, amounts equal to the increase caused by Tenant's use with respect to any policy (or policies) of insurance which may be purchased by Landlord.

Tenant agrees that Tenant will at all times indemnify and hold Landlord harmless from any and all claims, actions losses, damages, liabilities and expenses, including attorneys' fees and court costs incurred by Landlord, which may arise or be claimed against Landlord and be in favor of any person, firm or corporation for any injuries or damages to the person or property of any person, firm or corporation consequent upon or arising from the use or occupancy of the Leased Premises by Tenant (including all activities relating to any improvements made by Tenant) or consequent upon or arising from any acts, omissions, neglect or fault of Tenant, his agents, servants, employees, licensees, customers or invitees, or consequent upon or arising from Tenant's failure to comply with the aforesaid laws, statutes, ordinances or regulations.

14.           DAMAGE TO PREMISES. If the Premises shall be damaged by fire, the elements or other casualty not due to Tenant's negligence or reckless or intentional act, and the Leased Premises shall be rendered untenantable only in part, Landlord shall as soon as practicable cause the damage to be repaired, with insurance proceeds provided therefore. The rent shall be abated during the period the Leased Premises are untenantable proportionately as to the portion of the Premises rendered untenantable. If the Leased Premises shall be rendered wholly untenantable by reason of such occurrence, the Landlord shall cause such damaged to be repaired with insurance proceeds provided therefore, if the damage to the Leased Premises and no other parts of the Building are such that damage can be repaired and the Building substantially restored to its prior condition within six (6) months from the date of the damage. During said period the rent shall be abated in whole. If, in the reasonable opinion of the Landlord the damages are such that same cannot be repaired and the Premises restored with said six (6) month period, then Landlord shall have the right, to be exercised by notice in writing, to elect to cancel this Lease and in that event the tenancy hereby created shall be deemed to have ceased as of the date of said occurrence, with the rent to be adjusted as of such date. Landlord shall give Tenant notice within thirty (30) days from the occurrence of the damage if Landlord does not believe the repairs can be effected, within six (6) months. Landlord's obligations or election to repair hereunder shall extend only to the work originally done by the Landlord in the Leased Premises, and only to the extent of insurance proceeds provided therefore. Tenant shall be obligated to repair and pay for any work required to repair or replace the improvements and installations done by Tenant in the Leased Premises and to repair or replace any of Tenant's personal property located in the Leased Premises, and to repair or replace any and all damage to improvements or personal property caused by Tenant's negligence or reckless or intentional act.

15.           SECURITY DEPOSIT. Tenant, concurrently with the execution of this Lease, has deposited with the Landlord the sum set forth on the Face Page of this Lease as a "Security Deposit", receipt of which is hereby acknowledged by Landlord, as security for the payment by Tenant of the rents herein agreed to be paid by Tenant, for compliance by Tenant with all of Tenant's work necessary to complete the Leased Premises and to open for business, and for the faithful performance by Tenant of the terms and covenants of this Lease.

All sums may, if permitted by law, be commingled by Landlord with his independent funds and no interest accruing thereon shall belong to Tenant as a result of Landlord's holding of the security deposit. If at any time during the term of this Lease any of the rent herein reserved shall be overdue and unpaid, or any other sum payable by Tenant to Landlord hereunder shall be overdue and unpaid, then Landlord may, but shall not be obligated to, appropriate and apply all or any portion of said deposit to the payment of any such overdue rent or other sum. Should the entire deposit, or any portion thereof, be appropriated and applied by Landlord for the payment of overdue rent or other sums due and payable by Tenant hereunder, then Tenant shall, upon the written demand of Landlord, forthwith remit to Landlord a sufficient amount in cash to restore said security to the original sum deposited, and Tenant's failure to do so within five (5) days after receipt of such demand shall constitute a breach of this Lease. If this Lease shall terminate or be terminated by reason of the failure of Tenant to keep and perform any of the terms, covenants and conditions of this Lease to be kept and performed by Tenant, then the Landlord, at its option, may appropriate and apply said entire deposit, or so much thereof as may be necessary to compensate the Landlord for all loss or damage sustained or suffered by Landlord due to such breach on the part of Tenant. Otherwise, the security deposit shall be returned to Tenant promptly after the expiration of the Lease term less any costs and expenses incurred in connection with restoring the Premises to the condition required hereunder, Landlord may deliver the funds deposited hereunder by Tenant to any purchaser or transferee of Landlord's interest in the Leased Premises, in the event that such interest be sold or transferred, and thereupon Landlord shall be discharged from any further liability with respect to such deposit.

16.           RIGHT TO ENTER THE PREMISES. Landlord, or any of its agents, shall have the right after giving reasonable verbal notice to Tenant, to enter the Leased Premises during all reasonable business hours, to examine same, and to make such repairs, additions or alterations as may be deemed necessary by Landlord. Landlord may show the Premises and hold out same for rent at any time within three (3) months before the expiration of this Lease. The obligation to give advance notice and enter only during reasonable business hours shall not be applicable in the event of an emergency as determined in the reasonable discretion of the Landlord, in which event Landlord or its agents shall have the right to enter the Premises without notice. Tenant shall provide Landlord with a key to permit Landlord to enter the Premises at all times in the event of an emergency.

17.           END OF TERM. At the expiration of this Lease, whether according to its terms, or as a result of the occurrence of an event herein stipulated as terminating the Lease, Tenant shall surrender the Leased Premises to the Landlord, and deliver all keys to Landlord. All alterations and additions to the Premises made by the Tenant in accordance with the terms of this Lease shall become immediately the property of the Landlord at the time said alterations or additions to the Leased Premises are made; and shall remain upon the Leased Premises at the termination of this Lease, unless the Landlord shall require the restoration of the Premises to their original condition, in which event the Tenant shall remove such alterations, additions and decorations as the Landlord requires and shall restore the Leased Premises to their original condition. The Tenant shall, at its own expense, repair any damage caused by the removal of any improvements at the termination of this Lease. Tenant's obligation to perform hereunder shall survive the end of the term of this lease and in the event the Landlord requires the removal of the Tenant's property, and Tenant fails to remove its property upon the expiration of this Lease, then said property shall be deemed abandoned and shall become the property of the Landlord, The Landlord shall nevertheless be entitled to perform the obligations of Tenant under this Paragraph at Tenant's expense, and Tenant shall be liable to the Landlord for all reasonable costs incurred by the Landlord in the performance of such obligations.

Any holding over after the expiration of the Lease term which is with Landlord's written consent shall be construed to be a tenancy from month to month at the rents herein provided (prorated on a monthly basis) and shall otherwise be on terms herein specified so far as applicable. In the event such holding over is without the consent of Landlord, in addition to all other rights and remedies of the Landlord; Tenant shall be obligated to pay double the monthly rent set forth herein

18.           IMPROVEMENTS TO BUILDING. The Tenant acknowledges and agrees that the Building containing the Leased Premises, or portions thereof, may be subdivided or renovated, and that Landlord may at any time change the plan for development of same, including but not limited to a change in the configuration, size, and design of all or any part of the Building and Common Areas thereof, and there shall be no reduction in rental due hereunder and this Lease shall remain in full force and effect, notwithstanding any such changes which may be made by Landlord, provided that same do not result in any major changes in the configuration, size or design of the Leased Premises. Landlord agrees to use its reasonable efforts to complete any subdividing or renovation of the affected portions of the Building in such a manner so as to not substantially and unreasonably interfere with the operation of Tenant's business in the Leased Premises; provided, however, that the parties acknowledge and agree that regardless of the efforts of Landlord to complete said subdividing or renovation without substantially and unreasonably interfering with Tenant's business, there is bound to be some inconvenience to Tenant, its agents, employees, customers and invitees, as well as to Tenant's business occasioned by the ongoing construction by Landlord in the Building. Notwithstanding any such inconveniences to Tenant, its agents, employees, customers or invitees, or to Tenant's business occasioned by Landlord's subdivision or renovation of the remainder of the Building, Tenant acknowledges that it shall not be entitled to any damages for loss of business or to any reduction in rental during the construction period, provided Landlord continues to use its reasonable efforts to prevent the subdivision or renovation from substantially and unreasonably interfering with the operation of Tenant's business.

19.           EXCULPATION. Tenant agrees that it shall look solely to the estate and property of the Landlord in the Building of which the Leased Premises are a part for the collection of any judgment (or any other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and performed by Landlord and no other property or estates of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant's remedies.

20.           CAPTIONS AND PARAGRAPH NUMBERS. The captions, paragraph numbers,
Subparagraph numbers and any index appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such paragraphs or subparagraphs of this Lease nor in any way affect this Lease.

21.           TRANSFER OF LANDLORD'S INTEREST; SUCCESSOR: ASSIGNMENT OR SUBLEASE BY TENANT. In the event of any transfer or transfers of Landlord's interest in the Leased Premises, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer. All of the provisions of this Lease shall otherwise bind and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and assigns.

Tenant may not assign, sublease, mortgage, encumber or otherwise transfer, in whole or in part, this Lease of any interest of Tenant hereunder, without the advance written consent. of Landlord, which consent may be arbitrarily withheld_ Tenant shall provide Landlord with any information requested by them concerning the proposed assignee, sub lessee or transferee. Consent to any such assignment shall not relieve Tenant of its obligations and liabilities hereunder, nor shall same constitute consent to any subsequent assignment, sublease or transfer.

22.           RIGHTS OF LANDLORD. Landlord reserves the following rights with respect to the Tenant, the Building and the Leased Premises:

(a)           To install or place upon, or affix to, the roof and exterior walls of the Building equipment, signs, displays, antennae, and any other object or structure of any kind, provided the same shall not materially impair the structural integrity of the Building.

(b)           At any time to make alterations or additions to and to build additional stories on the Building in which the Leased Premises are contained.

23.           COUNTERCLAIMS: ATTORNEY'S FEES; COURT REGISTRY. In the event of suit by the Landlord to collect rent, Tenant shall not interpose any counterclaim in such proceeding provided, however, tenant may assert such claim in a separate action brought by Tenant. In the event of any litigation by or against Landlord to enforce or defend any of the terms or provisions of this Lease, Landlord, if it is the prevailing party in such litigation, shall be entitled to recover its costs and reasonable attorney's fees at all trial and appellate levels.

In the event Tenant raises any defense to any legal actions which are brought by Landlord against Tenant in relation to the Premises or this Lease, then Tenant shall be required to pay into the Registry of the Court with jurisdiction of the legal action, all rent and additional rent which
Landlord alleges to be past due and such additional sums of rent which become due and payable during the term of the Lease during the course of legal action. The failure of the Tenant to make such payments into the Court Registry, shall entitle the Landlord to obtain a default and a default judgment against the Tenant for possession of the Premises and for such sums which Landlord alleges to be due and payable by Tenant in the legal action.

24.           PARKING. The use and occupation by the Tenant of the Leased Premises shall include the right to the non-exclusive use, in common with others, of unassigned surface parking spaces, and all such driveways, truck and service courts, walks and other facilities designed for common use, as have been or may be installed by Landlord, and of such other and further facilities as may be provided or designated from time to time by Landlord for common use, subject expressly, however, to the terms and conditions of this Lease and to reasonable rules and regulations for the use thereof, as prescribed from time to time by Landlord. Landlord reserves, and Tenant agrees that Landlord has from time to time, the right to change the size, layout and location of any and all buildings or common areas and facilities located on the real estate upon which the Building is located (the "Real Property'), as well as to reduce or expand the size of the Building and of the Real Property. Tenant, its employees, customers, guests and invitees shall park only in those areas designated by Landlord for such parking, and Tenant shall not be entitled to any exclusive parking spaces or privileges.

25.           NOTICE. Whenever notice shall be required or permitted herein, it shall be delivered by certified mail, postage prepaid, with return receipt requested, overnight express mail, or hand delivered to the addresses shown on the Face Page or to such other address as hereafter designated by the parties in a notice to the other, and shall be deemed delivered on the date shown as the delivery date on the return receipt or the date shown as the date same was refused or the postal service was unable to deliver same, or the date of hand delivery or delivery

26.           SUBORDINATION; LANDLORD'S. LIEN: ESTOPPEL CERTIFICATE. This Lease shall be subject and subordinate at all times to the lien of any mortgage or mortgages, lien or liens, encumbrance or encumbrances or underlying lease or leases which now exist or hereafter might be made as a lien upon the Building, the land underlying same, or any part thereof. This paragraph shall be self-operative and no further instrument or subordination shall be required. Nonetheless, Tenant shall, at any time hereafter on demand, execute any instruments, releases or other documents that may be required by any mortgagee, mortgagor or underlying lessor for the purposes of subjecting and subordinating this Lease to the lien of any such mortgage or underlying Lease, and Tenant does hereby appoint Landlord as its attorney in fact irrevocably to execute and deliver any such instrument, release or other document for and on behalf of Tenant.

Tenant agrees not to enter into, execute or deliver any financing or security agreement that can be considered as a priority to any mortgage given by Landlord or its successors and, in the event Tenant does so execute or deliver such financing or security agreement, such action on the part of the Tenant shall be considered a breach of the terms and conditions of this Lease and a default by Tenant entitling Landlord to such remedies as are provided for herein. In addition to and independent of any lien in favor of Landlord arising by operation of law, Tenant hereby grants to Landlord a security interest in all personal property of Tenant wherever located, including personal property located in the Leased Premises, to secure the payment of rent and the performance of all other duties and obligations of Tenant hereunder. Tenant agrees to execute upon request by Landlord any and all financing statements and to perform any other act reasonably necessary to perfect the security interests granted herein.

Tenant agrees at any time within ten (10) days of Landlord's written request to execute, acknowledge and deliver to Landlord a written statement certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating the modification) and the dates to which the rent and any other payments hereunder have been paid in advance, if any. Tenant further agrees to furnish such unaudited and uncertified financial statements as may be requested from time to time by Landlord within twenty (20) days of Landlord's written request for same. It is acknowledged by Tenant that any such statements may be retied upon by any prospective assignee, mortgagee or purchaser of Landlord.

27.           FORCE MAJEURE. Landlord shall not be responsible for delays or interruptions in use of the Leased Premises or for completion of Landlord's Work, if any, pursuant hereto, when said delay or failure is due to acts of providence, military authority, insurrection, riots, civil commotions, strikes, shortages or delays in obtaining materials, intentional and malicious acts of third parties, labor disputes, enemies of the government, explosions, floor, windstorm, fire, failure of utility company to provide power source or service, or any other cause beyond the reasonable control of the Landlord.

28.           EMINENT DOMAIN. If the Leased Premises shall be taken by any public authority under the power of eminent domain, then the term of this Lease (and of any option period exercised or to be exercised hereunder) shall cease as of the date possession shall be taken by such public authority and the rent shall be paid up to that day with a proportionate refund by Landlord of any prepaid rent. All damages awarded for any taking under the power of eminent domain, whether for the whole or a part of the Leased Premises, shall belong to and be the property of the Landlord, whether such damages shall be awarded as compensation for diminution in value to the Leasehold or to the fee of the Leased Premises; provided, however, that Landlord shall not be entitled to any specific value of stock, trade fixtures, furniture, and other personal property belonging to the Tenant which awards, it any, shall inure to the benefit of Tenant.

29.           BROKER Each party covenants, warrants and represents to the other that no broker was involved in this transaction or was instrumental in consummating this Lease (other than and each agrees to indemnify and hold the other harmless from and against any and all commissions, damages, costs and attorneys' fees incurred as a result of the inaccuracy of this warranty.

30.           MECHANICS LIENS. Should any mechanic's or other lien be filed against the Leased Premises or any part thereof for any reason whatsoever by reason of Tenant's acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within (10) days after the date of Tenant's knowledge of such filing or be deemed to be in breach of this Lease. In no event shall anything contained in this Paragraph, or elsewhere in this Lease, be deemed to subject Landlord's interest in the Premises to the lien of any person doing work for or furnishing materials at the instance and request of Tenant.
Tenant shall not have any authority to create any liens for labor or material on or against the Landlord's interest in the Leased Premises and all persons contracting with the Tenant for the erection, installation, alteration, or repair of any building or other improvements in, on or to the Leased Premises, and all materialmen, contractors, subcontractors, sub-subcontractors, mechanics, and laborers are hereby charged with notice that they must look solely and only to the Tenant's interests only in the Leased Premises to secure the payment of any bill for work done or material furnished during the rental period created by this Lease and, specifically, not to the Landlord or the Landlord's interest. Tenant agrees that it will include the language of this paragraph in any contract or agreement for any work done by Tenant in the Leased Premises.

31.           TIME. The parties hereto agree that time is of the essence of this Lease and same shall apply to all terms and conditions contained herein.

32.           WAIVER. The failure of Landlord to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any right or election herein contained, shall not be construed as a waiver, nor shall acceptance by Landlord of an amount less than that due hereunder in any way prejudice Landlord's right to recover the balance due.

33.           INTERPRETATION: APPLICABLE LAW, RECORDING. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. Words used in masculine gender include the feminine and nature, as appropriate. This Lease shall be construed and enforced under the laws of the State in which the Building is located. Should any provisions of this Lease be illegal or unenforceable under such laws, it or they shall be considered severable and this Lease and its conditions shall remain in force and be binding upon the parties hereto just as though the illegal or unenforceable provisions had never been included herein. Tenant shall not record this Lease or a written memorandum thereof without the prior written consent of Landlord, which consent may be arbitrarily withheld. This Lease contains the entire understanding between the parties hereto, and may be amended or modified only by written agreement signed by the parties

34.           RELOCATION OF TENANT. INTENTIONALLY OMITTED RADON DISCLOSURE. Under the laws of the State of Florida, we are required to provide the following notice to our Tenants:

35.           RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

The foregoing notice is provided in order to comply with state law and is for information purposes only.

At this time, we do not conduct radon testing with respect to the Building. Further, we disclaim any and all representations and warranties as to the absence of radon gas or radon gas producing conditions in connection with the Leased Premises.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have hereunto executed this instrument for the purposes herein expressed, the day and year first above written.

SIGNED, SEALED AND DELIVERED		LANDLORD:
As to Landlord:		AIRPORT FINANCIAL CENTER, INC.

Print Name:	By:	/s/ Antonio Del Rosal
Print Name: Antonio Del Rosal
Its: Property Manager

TENANT:

As to Tenant:	Physicians Healthcare Management Group, Inc.

Print Name:	By:	/s/ Robert Trinka
Print Name: Robert Trinka
Its: Chairman & CEO

RIDER TO LEASE AGREEMENT
(RENEWAL OPTION)
______________________________

THIS RIDER to that certain Lease Agreement ("Lease") made and entered into between AIRPORT FINANCIAL CENTER, INC. ("Landlord"), and Physicians Healthcare Management Group, Inc. ("Tenant") dated_________March 24, 2005_______ and provides as follows:

Provided that this Lease is in good standing and Lessee is not in default hereunder, Lessor hereby grants to Lessee the right to renew this Lease for  TWO (2)  additional term(s) of One (1)  year(s). Each such "Option Term" shall commence on the expiration of the prior term, with all the terms and provisions of the Lease being applicable during such Option Term, including payment of rent provisions. Lessee shall be required to give Lessor written notice of its election to exercise its option to renew no later than sixty (60) days prior to the end of the then current term of the Lease Failure to give such notice shall make all Option. Terms null and void

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals this 24day of March2005.______

LANDLORD	TENANT
AIRPORT FINANCIAL CENTER, INC.	Physicians Healthcare Management Group, Inc.

By:	By:	/s/ Robert Trinka
Print Name: Robert Trinka

RULES AND REGULATIONS

1.	Each Tenant shall keep Tenant's premises, signs, and other areas allocated for the sole use of Tenant in good, neat, and clean condition.

2.	Each Tenant shall load and unload its merchandise, equipment and supplies and remove its rubbish, trash and garbage only by way of the service area and service doors designated for Tenant's use. Rubbish shall be placed in plastic bags securely tied and Tenant shall deliver such plastic bags to the area designated for such purpose and place same in the container (i.e., compactor and/or dumpster or other container) provided for such purpose. No garbage cans or trash shall be placed in or about the premises.

3.	All deliveries are to be made to designated service or receiving areas and Tenant shall request delivery trucks to approach the service or receiving areas by designated services routes and drives.

4.	merchandise being received shall immediately be moved into Tenant's premises and not be left in the service or receiving areas

5.
No sign, fixture, advertisement, notice or other lettering (collectively, "signs") shall be displayed, inscribed, painted or affixed on any door, or otherwise of any Tenant's premises without Landlord's prior written consent; if such consent is given the same shall be subject to Landlord's prior written approval as to color, size, style and materials. Landlord may remove all signs in violation of the foregoing, without notice and at the violating Tenant's expense.

6.
The Building's sidewalks, entrances, passages, elevators and staircases shall not be obstructed or used other than for ingress and egress; no Tenant shall loiter thereat or permit its agents, servants, employees, licensees, invitees or contractors (collectively, "Tenant's agents") to do so

7.	Tenant shall not, in or on any part of the Common Area or otherwise outside the Premises:

(a)	Vend, peddle or solicit orders for sale or distribution of any merchandise, device, service, periodical, book, pamphlet or other matter whatsoever

(b)	Exhibit any sign, placard, banner, notice or other written material except for activitie as approved in writing by Landlord.

(c)	Distribute any circular, booklet, handbill, placard, or other material, except for activities as approved in writing by Landlord.

(d)	Solicit membership in any organization, group or-association or contribution for any purpose.

(e)	Create a nuisance.

(f)	Throw, discard or deposit any paper, glass or extraneous matter of any kind except in designated receptacles, or create litter or hazards of any kind.

(g)
Deface, damage or demolish any sign, light standard or fixture, landscaping materials or other improvement within the Building, or the property of customers, business invitees or employees situated within the Building.

8.
Each Tenant shall keep all glass, locks, trim and other property of Landlord in good order and repair If any of the same are damaged by any Tenant or any of the Tenants agents, customers, invitees, licensees or employees, the same shall be repaired at such Tenant's expense.

9.
No Tenants use of electric current shall exceed the capacity of the Building's existing electrical facilities and no Tenant shall use any electrical equipment which in Landlord's judgment will overload such facilities or interfere with the use thereof by other Building Tenants. No cooking or heating of foods or beverages shall be permitted in any Tenants premises, without Landlord's express written permission.

10.	Landlord shall direct all wiring for telegraphic and telephonic connections; without such direction no wiring or cutting therefore shall be permitted.

11.	Landlord may at any time change the arrangement and/or location of any of the public parts of the Building and the Building's name, number or designation.

12.	Nothing shall be thrown out of the windows or doors of the premises of any Tenant,

13.	No Tenant shall permit or carry on upon its premises any obnoxious, noisy or offensive business, nor any nuisance or auction, and no Tenant's premises shall be used as sleeping or lodging quarters.

14.
Landlord and its agents may enter a Tenant's premises at any time(s) to examine the same or to make such repairs or alterations as Landlord deems necessary for the safety, cleanliness, preservation or improvement of the Building or the premises of such or any other Tenant, and during the last 90 days of the term Landlord may exhibit such premises for letting and place thereon the usual "tor rent" sign.

15.
Although Landlord shall have no duty to provide security measures, Landlord may (without obligation) exclude from the Building all persons whom Landlord or its agents deem undesirable or who do not exhibit satisfactory identification or offer a satisfactory explanation as to their presence in the Building

16.	Each Tenant shall cause the interior of the windows of the premises to be kept clean and in order.

17.
Each Tenant shall, at its expense, and throughout the term, completely furnish and equip the premises with appropriate and suitable furnishings and equipment for the business being operated in the premises, so that the premises at all times would constitute a modern, high grade and dignified area for the business being conducted in the premises,

1583 Bering Court, Palm Harbor, Florida 34683 PHONE: 727.479.5495

18.
Each Tenant's use of the premises throughout the term and any extension hereof; wilt be consistent with the character and dignity of the Building as established by the Landlord and Tenant shall at alt times cooperate filly with the Landlord to preserve such character and dignity and the activities to be conducted by Tenant at the demised premises will be reputable in every respect and will not interfere with or cause discomfort or annoyance to Landlord or any other occupant of the Building, all as may be determined by the Landlord from time to time.

19.	Business at the demised premises shall be conducted so as to prevent any vibrations, smoke, odors and noise from escaping the demised premises and/or entering any other pans of the Building.

20.
Tenant at its expense, shall keep all plumbing and all drain and waste pipes and sewer connections, if any, serving the premises in good repair and free from obstruction to the satisfaction of Landlord and all governmental authorities having jurisdiction thereof.

21.	Each Tenant shall participate in any window cleaning and exterminating program that may be established by Landlord in the Building.

22.
In no event shall there be permitted in the premises (whether or not permitted by any present or future statute or case law): (a) any flashing light or lights which give the appearance of movement; (b) any amplifying device (whether from music or voice); (c) any entertainment of any nature; unless any of the foregoing is previously approved in writing by the Landlord in all respects. Tenant shall not permit or suffer the use of any advertising medium which can be heard or experienced outside of the Premises, including, without limiting the generality of the foregoing, flashing lights, searchlights, loud speakers, phonographs, radios or television. No radio, television, or other communication antenna equipment or device is to be mounted, attached, or secured to any part of the roof, exterior surface, or anywhere outside the premises, unless Landlord has previously given its written consent.

23.	Tenant shall exhibited or sidewalks or merchandise be permitted No showcases the exterior Areas.
not permit or suffer merchandise of any kind at any time to be placed, displayed outside its Premises, nor shall Tenant use the exterior walkways of its Premises to display, store or place any No sale of merchandise by tent sale, truckload sale or the like, shall on the parking lot or other Common Areas. or other articles shall be put in front of or affixed to any part of any building in the Building, nor placed in any of the Common

24.	No showcases or other articles shall be put in front of or affixed to any part of the exterior of any building in the Building, nor placed in any of the Common Areas.

25.
No Tenant shall mark, paint, drill into, or in any way deface any part of the premises, the buildings in the Building, or any of the Common Areas. No boring, cutting or stringing of wires shall be permitted except with the prior written consent of Landlord and as Landlord may direct.

26.
No Tenant, nor any of Tenant's servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the premises any inflammable, combustible or explosive fluid, chemical, gas or substance.

LANDLORD MAY PROMULGATE ADDITIONAL RULES AND REGULATIONS AND MAY AMEND, MODIFY, SUBSTITUTE, DELETE, OR ADD TO THE FOREGOING RULES AND REGULATIONS AT THE SOLE DISCRETION OF THE LANDLORD AND ALL TENANTS SHALL ABIDE BY AND COMPLY WITH ALL SUCH RULES AND REGULATIONS AS SO AMENDED OR HEREAFTER PROMULGATED BY THE  LANDLORD.

1583 Bering Court, Palm Harbor, Florida 34683 PHONE: 727.479.5495

Physicians Healthcare Management Group, Inc.
700 S. Royal Poinciana Boulevard -- Suite 506
Miami, Florida 33166

March 16, 2006

Airport Financial Center, Inc.
328 Crandon Boulevard, Suite 221C
Key Biscayne, FL 33149
ATTN: Tony del Rosal

Re: Renewal of Office Lease, Suite 506, 700 S. Royal Poinciana Boulevard

Dear Tony:

Further to our telephone conversations, please accept this letter as Physician Healthcare Management Group, Inc.'s confirmation to renew our lease for another term of 12 months beginning April 1, 2006, with an increase in rent of 4% from $2,533.33 to $2,634.66 plus sales tax.

Thank you for your consideration.

Sincerely,

/s/ Robert Trinka
Robert L. Trinka Chairman & CEO

Airport Financial Center, Inc.
c/o Galaxy Marketing International
328 Crandon Boulevard, Suite 221C
Key Biscayne, FL 33149
March 10, 2009

Physicians Healthcare Management Group, Inc.
700 S. Royal Poinciana Blvd., Suite 506
Miami, FL 33166

Dear Mr. Trinka:

This extension is to that certain lease dated March 24, 2005 between Airport Financial Center, Inc. at 700 S. Royal Poinciana Blvd., Miami, FL 33166 (Lessor) and Physicians Healthcare Management Group, Inc. (Lessee), at 700 S. Royal Poinciana Blvd., Suite 506, Miami, FL 33166 and is effective April 1, 2009.

Present Base Rent	$2,846.66
4% Increase	$113.40
New Base Rent	$2,963.65
Storage (5th Floor)	$300.00
Total Amount	$3,263.65
Sales Tax	$228.46
Total Monthly New Rent	$3,492.11

Physicians Healthcare Management Group, Inc. agrees to extend and renew the above stated lease for an additional period of one (1) commencing April 1, 2009 and terminating March 31, 2010.

We would appreciate you making the necessary changes to your account payable records to avoid rental payment mistakes.  Prices are effective April 1, 2009.

All terms and conditions of the lease remain the same for the new renewal term.

In witness whereof, the parties hereto have caused this extension to be duly executed.

By:	/s/ Robert Trinka
Physicians Healthcare Management Group, Inc.

By:	/s/
Airport Financial Center, Inc. (Lessor)